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Exhibit 99.1

  For further information:
  FAO, Inc.
  2520 Renaissance Boulevard
  King of Prussia, PA 19406
  Contact:
  Renee Hollinger, VP, Communications
  610.292.6600 ext. 2250
  Alan Marcus, VP, Public Relations
  212-644-9410 ext. 4110

FAO, Inc. Retains Morgan Joseph & Co. Inc. for Investment Banking Services

        KING OF PRUSSIA, PA, January 17, 2003—FAO, Inc. (Nasdaq: FAOOQ), a leader in children's specialty retailing, announced today that as part of its restructuring plan it has retained Morgan Joseph & Co. Inc. as its investment banking firm to assist it in raising equity capital within its current public company structure. The retention agreement is subject to Court approval.

        "We look forward to working with the principals at Morgan Joseph & Co. and taking advantage of their years of experience and expertise. With their assistance we intend to bring new equity into FAO, Inc. and complete our restructuring in an expedited manner. Our goal remains to emerge from Chapter 11 during the second quarter of this year as a fully integrated organization with a strong balance sheet and excellent prospects for long-term success," said Jerry R. Welch, President and Chief Executive Officer.

        On January 13, 2003, FAO Inc. filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The Chapter 11 cases are proceeding under lead case number 03-10119 (LK) and have been assigned to the Honorable Judge Lloyd King.

        About FAO, Inc.:

        FAO, Inc. (formerly The Right Start, Inc.) owns a family of high quality, developmental, and educational and care brands for infants, toddlers and children and is a leader in children's specialty retailing. FAO, Inc. owns and operates the renowned children's toy retailer FAO Schwarz; The Right Start, the leading specialty retailer of developmental, educational and care products for infants and toddlers; and Zany Brainy, the leading retailer of development toys and educational products for kids.

        FAO, Inc. assumed its current form in January 2002. The Right Start brand originated in 1985 through the creation of the Right Start Catalog. In September 2001, the Company purchased assets of Zany Brainy, Inc., which began business in 1991. In January 2002 the Company purchased the FAO Schwarz brand, which originated 141 years ago in 1862.

        For additional information on FAO, Inc. or its family of brands, visit the Company on line at http://www.irconnect.com/faoo /.

        This press release contains certain forward-looking statements with respect to the implementation and anticipated results of the Company's business strategy, and the financial condition, results of operations and business of the Company, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Actual results may be impacted by factors including, but not limited to, the following: the Company's ability to manage its current liquidity problems, the actions of the Company's creditors, the interest of third party investors in the Company's business and other risks included in FAO, Inc.'s filings with the Securities and Exchange Commission, including the risk factors set forth in its Registration Statement on Form S-3 No. 333-84438. The Company has not undertaken, nor is it required, to publicly update or revise any of its forward-looking statements, even if experience or future events make it clear that the results set forth in such statements will not be realized.

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  Exhibit 99.1
FAO, Inc. Retains Morgan Joseph & Co. Inc. for Investment Banking Services